Exhibit 11.1

Code of Business Conduct and Ethics

I.              Purpose

This Code of Business Conduct and Ethics (this “Code”) provides a general statement of the Company’s expectations regarding the ethical standards that each director, officer and employee should adhere to while acting on behalf of the Company. Each director, officer and employee is expected to read and become familiar with the ethical standards described in this Code and may be required, from time to time, to affirm his or her agreement to adhere to such standards by signing the Compliance Certificate that appears at the end of this Code.

II.            Administration

The Company’s Board of Directors is responsible for setting the standards of business conduct contained in this Code and updating these standards as it deems appropriate to reflect changes in the legal and regulatory framework applicable to the Company, the business practices within the Company’s industry, the Company’s own business practices, and the prevailing ethical standards of the communities in which the Company operates. While the Company’s Chief Executive Officer will oversee the procedures designed to implement this Code to ensure that they are operating effectively, it is the individual responsibility of each director, officer and employee of the Company to comply with this Code.

III.           Compliance with Laws, Rules and Regulations

The Company will comply with all governmental laws, rules and regulations that are applicable to the Company’s activities, and expects that all directors, officers and employees acting on behalf of the Company will obey the law. Specifically, the Company is committed to:

•                                        maintaining a safe and healthy work environment;

•                                        promoting a workplace that is free from discrimination or harassment based on race, colour, religion, sex or other factors that are unrelated to the Company’s business interests;

•                                        supporting fair competition and laws prohibiting restraints of trade and other unfair trade practices;

•                                        conducting its activities in full compliance with all applicable environmental laws;

•                                        keeping the political activities of the Company’s directors, officers and employees separate from the Company’s business;

•                                        prohibiting any illegal payments to any government officials or political party representatives of any country; and

•                                        complying with all applicable securities laws.

Directors, officers and employees are prohibited from illegally trading the Company’s securities while in possession of material, non-public (“inside”) information about the Company. The Company’s Policy on compliance with the requirements of the Combined Code and Insider Trading Laws, which describes the nature of inside information and the related restrictions on trading, is included in the Company’s Corporate Governance Principles and shall be deemed a part of this Code.

IV.           Conflicts of Interest; Corporate Opportunities

Directors, officers and employees should not be involved in any activity which creates or gives the appearance of a conflict of interest between their personal interests and the Company’s interests. In particular, no director, officer or employee shall:

•                                        be a consultant to, or a director, officer or employee of, or otherwise operate an outside business:

-                                            that markets products or services in competition with the Company’s current or potential products and services;

-                                            that supplies products or services to the Company; or

-                                            that purchases products or services from the Company;

•                                        have any financial interest, including stock ownership, in any such outside business that might create or give the appearance of a conflict of interest;

•                                        seek or accept any personal loan or services from any such outside business, except from financial institutions or service providers offering similar loans or services to third parties under similar terms in the ordinary course of their respective businesses;

•                                        be a consultant to, or a director, officer or employee of, or otherwise operate an outside business if the demands of the outside business would interfere with the director’s, officer’s or employee’s responsibilities with the Company;

•                                        accept any personal loan or guarantee of obligations from the Company, except to the extent such arrangements are legally permissible;

•                                        conduct business on behalf of the Company with immediate family members, which include spouses, children, parents, siblings and persons sharing the same home whether or not legal relatives; or

•                                        use the Company’s property, information or position for personal gain.

Apparent conflicts of interest occur when a reasonable observer might assume there is a conflict of interest and, therefore, a loss of objectivity in dealings by such director, officer, or employee on behalf of the Company.  Such conflicts may exist when an immediate family member of a director, officer or employee of the Company is a consultant to, or a director, officer or employee of, or has a significant financial interest in, a competitor, supplier or customer of the Company, or otherwise does business with the Company.

Directors and officers shall notify the Company’s Chief Executive Officer or Non-Executive Chairman and employees who are not directors or officers shall notify  their immediate supervisor of the existence of any actual or potential conflict of interest.  When conflicts of interest arise, directors, officers, and employees must provide full disclosure of the circumstances and stand back from any related decision-making process.

V.            Confidentiality; Protection and Proper Use of the Company’s Assets

Directors, officers and employees shall maintain the confidentiality of all information entrusted to them by the Company or its suppliers, customers or other business partners, except when disclosure is authorised by the Company or legally required.

Confidential information includes (1) information marked “Confidential,” “Private,” “For Internal Use Only,” or with other similar legends, (2) technical or scientific information relating to current and future products, services or research, (3) business or marketing plans or projections, (4) earnings and other internal financial data, (5) personnel information, (6) supply and customer lists, and (7) other non-public information that, if disclosed, might be of use to the Company’s competitors, or harmful to the Company or its suppliers, customers or other business partners.

To avoid inadvertent disclosure of confidential information, directors, officers and employees shall not discuss confidential information with or in the presence of any unauthorized persons, including family members and friends.

Directors, officers and employees are personally responsible for protecting those Company assets that are entrusted to them and for helping to protect the Company’s assets in general.

Directors, officers and employees shall use the Company’s assets for the Company’s legitimate business purposes only.

VI.           Fair Dealing

The Company is committed to promoting the values of honesty, integrity and fairness in the conduct of its business and sustaining a work environment that fosters mutual respect, openness and individual integrity. Directors, officers and employees are expected to deal honestly and fairly with the Company’s customers, suppliers, competitors and other third parties. To this end, Directors, officers and employees shall not:

•                                        make false or misleading statements to customers, suppliers or other third parties;

•                                        make false or misleading statements about competitors;

•                                        solicit or accept from any person who does business with the Company, or offer or extend to any such person,

-                                          cash of any amount; or

-                                            gifts, gratuities, meals or entertainment that could influence or reasonably give the appearance of influencing the Company’s business relationship with that person or go beyond common courtesies usually associated with accepted business practice;

•                                        solicit or accept any fee, commission or other compensation for referring customers to third party vendors; or

•                                        otherwise take unfair advantage of the Company’s customers or suppliers, or other third parties, through manipulation, concealment, abuse of privileged information or any other unfair-dealing practice.

VII.         Accurate and Timely Public Disclosure

The Company is committed to providing investors with full, fair, accurate, timely and understandable disclosure in the periodic reports that it is required to file. To this end, the Company shall:

•                                        comply in a timely manner with its disclosure obligations;

•                                        comply with generally accepted accounting principles at all times;

•                                        maintain a system of internal accounting controls that will provide reasonable assurances to management that all transactions are properly recorded;

•                                        maintain books and records that accurately and fairly reflect the Company’s transactions;

•                                        prohibit the establishment of any undisclosed or unrecorded funds or assets;

•                                        maintain a system of internal controls that (1) will provide reasonable assurances to management that material information about the Company is made known to management, particularly during the periods in which the Company’s  public disclosure documents (including interim and annual financial results, SEC periodic reports or other public announcements) are being prepared, and (2) will ensure that such information is not disclosed to any third party before it is publicly disclosed; and

•                                        present information in a clear and orderly manner and avoid the use of legal and financial jargon in the Company’s public disclosure.

VIII.        Reporting and Effect of Violations

Directors and officers shall report promptly, in person or in writing, any known or suspected violations of governmental laws, rules and regulations or this Code to the Company’s Audit Committee. Employees who are not directors or officers shall report such violations to their immediate supervisor; or, if the circumstances are such that it would be inappropriate to involve their immediate supervisor, a member of the Audit Committee should be contacted.

The Company will not allow any retaliation against a director, officer or employee who acts in good faith in reporting any such violation and will ensure this in accordance with an internal enforcement mechanism put in place for this purpose.

The Company’s Audit Committee will investigate and determine any reported violations in a fair process and will oversee an appropriate response, including corrective action and preventative measures. Directors, officers and employees who violate any laws, governmental regulations or this Code will face appropriate, case specific disciplinary action, which may include demotion or discharge.

IX.           Waivers

The provisions of this Code may be waived for directors or executive officers only by a resolution of the Company’s Board of Directors.  The provisions of this Code may be waived by the Company’s Chief Executive Officer for employees who are not directors or executive officers.   Any waiver of this Code granted to a director or executive officer will be publicly disclosed as required by the securities exchange or association on which the Company’s securities are listed for trading and will be publicly disclosed as required by the U.S. Securities and Exchange Commission.

COMPLIANCE CERTIFICATE

I have read and understand the eircom Group Plc (the “Company”) Code of Business Conduct and Ethics (the “Code”).  I will adhere in all respects to the ethical standards described in the Code.  I further confirm my understanding that any violation of the Code will subject me to appropriate disciplinary action, which may include demotion or discharge.

I certify to the Company that I am not in violation of the Code, unless I have noted such violation in a signed Statement of Exceptions attached to this Compliance Certificate.

Date:
Name:
Title/Position:

Check one of the following:

❑ A Statement of Exceptions is attached.

❑ No Statement of Exceptions is attached.